Exhibit 3(ii)
Amendment No. 1
to the
By-laws of Paychex, Inc.
Article II, Section 9 of the By-laws of Paychex, Inc., is hereby amended and restated as set forth below:
SECTION 9. Except as otherwise provided by statute or the Corporation’s certificate of incorporation, each holder of common stock of the Corporation shall be entitled at each meeting of stockholders to one (1) vote for each share of such stock standing in his name on the record of stockholders of the Corporation
     (a) on the date fixed pursuant to the provisions of Section 7 of Article V of these by-laws as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or
     (b) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by proxy, provided that such proxy shall comply with the requirements of Delaware law. No proxy shall be voted after three (3) years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereon, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which, by express provision of statute or of the Corporation’s certificate of incorporation or of these by-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if represented by proxy, and shall state the number of shares voted.